Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

HeartBeam, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share			(1)		(1)	$20,000,000	$0.00011020	$2,240
Fees to be Paid	Equity	Common Stock underlying Placement Agent Warrants			(2)		(2)	$2,000,000	$0.00011020	$220.4
Fees Previously Paid	—	—	—	—		—		—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—	—	—
Total Offering Amounts										$2,460.40
Total Fees Previously Paid										$0
Total Fee Offset										$0
Net Fee Due										$2,460.40

(1)	The maximum aggregate offering price of the common stock being registered hereunder is $20,000,000.

(2)	The common stock underlying the placement agent warrants represent 10% of the aggregate offering rice of the common stock being registered hereunder.